N E W S   R E L E A S E                                                  [Logo]
FOR IMMEDIATE RELEASE

   FLAG TELECOM HOLDINGS LIMITED CLOSES HIGH YIELD OFFERING WITH SALE OF $588
                        MILLION IN 10-YEAR SENIOR NOTES

London, 17 March 2000 - FLAG Telecom (Nasdaq: FTHL; LSE: FTL), a leading global carriers' carrier, today announced the company has successfully sold $300 million of 10-year senior notes and 300 million Euro ($288 million) of 10-year senior notes, at a rate of 11.625% for both currencies. The notes were offered to qualified institutional buyers in the United States within the meaning of the Securities Act of 1933 and to non-United States persons overseas pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. FLAG Telecom owns and operates the FLAG (Fiberoptic Link Around the Globe) Europe-Asia cable system, stretching 28,000 km from the UK to Japan, and provides an innovative range of products and services to the international carrier community and Internet Service Providers. The company's latest venture, FLAG Atlantic-1 (FA-1), now under construction, will provide fully protected services between London, Paris and New York and extend the network to 42,500 route kilometres. The FA-1 cable project is on track and is expected to enter commercial service during March 2001.

Ed McCormack, COO and CFO, FLAG Telecom, said: "We are very pleased with the results of this offering. Following the recent IPO of the company and this additional fundraising we are now set to accelerate the development of innovative products and services and extend the reach of the FLAG Telecom network."

The FLAG Europe-Asia cable, with 16 operational landing points in 13 countries, directly connects landings in Japan (2) and the UK, via the Atlantic Ocean, Mediterranean Sea, Red Sea, Indian Ocean, the South China Sea, and the Pacific Ocean. The cable is the longest private cable system ever built and provides high-capacity digital services to international carriers, resellers, and ISPs.

The FLAG Europe-Asia cable, along what is considered the most difficult route of any cable system in the world, took 27 months and required approximately 4,000 permits to install. It spans many of the world's fastest growing economies and offers direct connectivity to over 75 percent of the world's population. Built at a cost of $1.6bn, the cable is designed to meet the growing demand for international communications services, providing carriers with a world-class

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broadband superhighway. Currently the company has over 90 telecommunications operators as customers, including most of the world's top carriers.

FLAG Atlantic-1, the company's latest venture now under construction, is designed to be the world's first terabit/s transoceanic dual cable system offering fully protected services between Paris, London and New York. The system will be a triple-ring, dual cable system, connecting the East Coast of the United States, with nodes in the heart of New York to two landings in Europe - one in Brittany, France and the other in Cornwall, UK, with city nodes in Paris and London. Customers will be able to add traffic either at the shore landing stations or the city nodes. The planned three self-healing rings are designed to provide secure end to end circuits to most of the major world business centres. FA-1 will connect to the FLAG Europe-Asia cable system in Cornwall, UK.

FLAG Telecom offers terrestrial connections between FLAG Telecom's landing stations in the United Kingdom and Spain to the city centres of London and Madrid, and intra-European connections to major European metropolitan areas. This capacity is provided through arrangements with key European bandwidth providers, including iaxis.

The single FLAG network operations centre (FNOC) is located in the central time zone of the Europe-Asia route, at Fujairah in the United Arab Emirates. The FNOC manages all maintenance activity, performance monitoring and activates capacity on demand. With the addition of FLAG Atlantic-1, which will be built and operated as a 50:50 joint venture with GTS, the network is expected to extend to over 42,500 route kilometers, enough to encircle the globe.
                               www.flagtelecom.com


For further information about FLAG Telecom, please contact:
Jane Windsor                              Larry Bautista
FLAG Telecom                              FLAG Telecom
Tel:  +44 171 317 0811              Tel:  +44 171 317 0800
Fax:  +44 171 317 0808              Fax:  +44 171 317 0808
M:    +44 777 55 23 156
Jwindsor@flagtelecom.com                  lbautista@flagtelecom.com


Statements contained in this Press Release which are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the Company's ability to achieve revenues from products and services that are in the early stages of development or operation, the Company's completion of FLAG Atlantic-1 within budget and on time, the Company's ability to deploy sophisticated technologies on a global basis, the Company's ability to upgrade and expand its network and respond to customer demands and industry changes, regulatory enactments and changes, competition and pricing pressure, rapid technological change, adverse foreign economic or political events and other factors that are discussed in the Company's Registration Statement on Form F-1 filed with the Securities and Exchange Commission in regard to its common shares.